Exhibit 99.1	Press Release

Axion Signs Milestone $957,000 Contract for Construction of Railroad Bridges Made from Recycled Plastic

Bridges Designed to Set New Record for High-Load Thermoplastic Structures; Engineered to Support 130 Tons of Locomotive Traffic Utilizing Axion’s Patented Technology

NEW PROVIDENCE, N.J.  November 11, 2009 - Axion International Holdings, Inc. (OTCBB: AXIH), a next-generation technology innovator utilizing recycled plastic for high-load industrial products, today announced the completion of a milestone $957,000 contract for the construction of two railroad bridges designed from nearly 100% recycled plastics.

The US Army has commissioned each of these bridges to be built at Fort Eustis, VA, home of the US Army Transportation Corps.  The main structural components of these bridges will be made entirely from recycled consumer and industrial plastics using Axion’s proprietary immiscible blending to create Recycled Structural Composites (RSC). With load rating capacities of 130 tons, these bridges will reach a new milestone in thermoplastic load bearing capacity, surpassing the current record held by Axion’s bridges at Fort Bragg, NC, which are able to support loads over 73 tons for tracked vehicles and 88 tons for wheeled vehicles.

“This sizable contract represents the perfect marriage of two of our core infrastructure products - bridges and railroad crossties,” said James Kerstein, Chief Executive Officer of Axion. “Not only will the bridges be constructed using our proprietary Recycled Structural Composite technology, the railroad crossties will also be made out of virtually 100% recycled consumer and industrial plastics. Our innovative eco--industrial material is clearly a superior choice, considering it is non-toxic, inert and lasts significantly longer than creosote treated wooden ties in a manner that is nearly maintenance-free and eco-friendly.”

The new Recycled Structural Composite (RSC) bridges will replace two wooden   bridges that have been taken out of service and do so in a faster amount of time and less expensively than could have been achieved using wood, steel or concrete.  The new short span bridges will extend approximately 40 feet and 80 feet respectively.  Each of these bridges will be designed to achieve a high-load rating of 130 tons (i.e. 260,000 pounds) in order to transport locomotives and freight traffic for military movement and base exercises and achieving a Cooper E-60 Rating.

The design and engineering work is being supported by Virginia-based Centennial Contractors Enterprises, the general contractor for the project, and Parsons Brinckerhoff, which has more than a century of experience in designing bridges including such recent structures as the new Woodrow Wilson Bridge over the Potomac River outside Washington, D.C., the Arthur Ravenel, Jr. Bridge over the Cooper River in Charleston, South Carolina and William Natcher Bridge over the Ohio River in Owensboro, Kentucky.

“Axion and its sale agent are pleased to be working with exceptionally talented, experienced design and engineering firms,” said James Kerstein.  “As we continue to announce exciting progress involving our innovative recycled plastic technology, Axion looks forward to enhancing our reputation and achieving future contract wins.   We anticipate our work on milestone projects such as these, will continue to help increase the public’s awareness of our eco-friendly, cost-saving technology, and provide future opportunities in both the military and civilian arena.”

Fort Eustis is home to the US Army Transportation Corps, which is the branch of the US Army responsible for the movement of personnel and material by truck, rail, air, and sea.  Officers and enlisted soldiers at Fort Eustis and its satellite installation, Fort Story, receive education and on-the-job training in all modes of transportation, aviation maintenance, logistics and deployment doctrine and research.

Developed in conjunction with scientists at Rutgers University, Axion International’s cutting edge technology has resulted in virtually 100% recycled plastic materials, Recycled Structural Composites (RSCs) that are the first known structural products of their kind that can support heavy loads.  Compared to traditional infrastructure materials such as wood, steel or concrete, Axion's innovative products are more durable and significantly longer lasting.

About Centennial Contractors Enterprises

For more than 20 years, Centennial Contractors Enterprises, Inc., has been a leader in construction services supporting government, educational and business facilities and infrastructures, with construction projects focused on renovation, rehabilitation and repair. To date, Centennial has supported over $2 billion in project solutions for its diverse customer base. Headquartered in Northern Virginia, the firm has over 45 offices nationwide. For more information please visit: www.cce-inc.com.

About Parsons Brinckerhoff

Parsons Brinckerhoff (PB) is a leader in developing and operating infrastructure around the world, with 13,000 employees dedicated to meeting the needs of clients and communities in the Americas, Europe, Africa, the Middle East, Asia and Australia-Pacific regions. PB offers skills and resources in strategic consulting, planning, engineering, program/construction management, and operations for all modes of infrastructure, including transportation, power, community development, water and the environment. For more information please visit: www.pbworld.com.

About Axion International

Axion International is a leading structural solution provider of cost-effective alternative infrastructure and building products. The Company’s "green" proprietary technologies allow for the development and manufacture of innovative structural products made from 100% recycled consumer and industrial plastics. Axion's up-cycled products are an economic and sustainable alternative to traditional building materials such as wood, steel or concrete. Developed in collaboration with scientists at Rutgers University, Axion's patented technologies allow for products that are extremely strong, durable, flexible in design, and low maintenance.

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www.axionintl.com

Forward-Looking Statements

This release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause Axion’s actual results to differ materially from those currently anticipated, including the risk factors identified in Axion’s filings with the Securities and Exchange Commission.

Contacts

Axion International Holdings
James Kerstein, Chief Executive Officer
908-542-0888
kersteinj@axionintl.com

Financial Communications:
Trilogy Capital Partners
Darren Minton, Vice President
Toll-free: 800-592-6067
info@trilogy-capital.com